EXHIBIT 1
FOR IMMEDIATE RELEASE
September 29, 2006
Contact Information:
NISSIN CO., LTD.
Akihiro Nojiri
Executive Director& Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Downward Adjustments in Loan Interest-rate of Finance Services
          Nissin Co., Ltd. (the “Company”) hereby announces that it has decided to reduce the loan interest-rate of its finance services which will be newly treated on and after October 1, 2006.
1. Purpose for Loan Interest-rate Reduction
          The Company and its group have focused on and reinforced support services for Small and Medium-sized Enterprises (SMEs) and owners, through the sale of consumer loans receivable in June 2004, a “financial version of OEM” strategy to ally with different industries, and the provision of various services corresponding to customer needs, in order to grow from a consumer finance company and specialized business finance company. With these changes, the Company advanced its subsidiary strategy to establish Nissin Servicer Co., Ltd., (listed on TSE Mothers: 8426) NIS Lease Co., Ltd., NIS Property Co., Ltd., NIS Securities Co., Ltd., and Nissin Leasing (China) Co., Ltd., and expanded its venture investment business and real estate-related businesses.
          As a result for the change in its corporate structure by the efforts to strengthen “Group strategy”, the changes in its constituency, earning structure on the consolidated basis, and service line-up have been brought. In response to this, the Company will change its company name to “NIS GROUP CO., LTD.” on October 1, 2006, aiming to establish its brand image. At the same time, taking into consideration the environment surrounding the finance industry it decided to reduce the loan interest-rate of its finance services on the real interest-rates basis, so as to diversify its business moreover, and accelerate its alliance strategy, in addition to acquisition of new customer segment.
          The Company wishes to heighten the synergy between the Company, its group, and business partners, and aspires to be the “Vision Support Company” for SMEs.
2. New Interest-rate (all products)

Credit	Real Interest-rates (including service charge)
5 million yen or more:	15% or less
Less than 5 million yen:	18% or less
3. Starting Date to Apply
          October 1, 2006

4. Future projections
          The effect on performance for the current period is expected to be minor, and there is no change in our financial forecast.

     These materials contain forward-Looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;

•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of our information or technological systems and networks.

•	the influence of our chairman and his family over important decisions;

•	the failure to generate the results we desire by changes in the mix of our assets portfolio;

•	fluctuation in market environments regarding our investments;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;

•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and

•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.